     As filed with the Securities and Exchange Commission on February 15, 2005

Registration No. 333-101123

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 2*
TO

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

MARINER HEALTH CARE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	74-2012902
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One Ravinia Drive
Suite 1500
Atlanta, Georgia 30346
(Address of Principal Executive Offices) (Zip Code)

MARINER HEALTH CARE, INC. 2003 OUTSIDE DIRECTORS’ STOCK INCENTIVE PLAN
(Full Title of the Plan)

Harry M. Grunstein
President
Mariner Health Care, Inc.
One Ravinia Drive, Suite 1500
Atlanta, GA 30346
(Name and Address of Agent for Service)

(678) 443-7000
(Telephone Number, Including Area Code, of Agent for Service)

Copies of Communications to:

Harry M. Grunstein	Richard H. Miller, Esq.
President	Richard E. Green, Esq.
Mariner Health Care, Inc.	Powell Goldstein LLP
One Ravinia Drive	Fourteenth Floor
Suite 1500	1201 West Peachtree Street, N.W.
Atlanta, GA 30346	Atlanta, Georgia 30309

     *This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-8 (File No. 333-101123) (the “Registration Statement”) of Mariner Health Care, Inc. (the “Company”) pertaining to 175,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), which was filed with the Securities and Exchange Commission and became effective on November 12, 2002 and was subsequently amended on November 13, 2003. Pursuant to an Agreement and Plan of Merger dated June 29, 2004 between the Company, National Senior Care, Inc. (“NSC”) and NCARE Acquisition Corp. (“NCARE”), on December 10, 2004 the Company merged with and into NCARE, with the Company surviving as a wholly-owned, privately held subsidiary of NSC (the “Merger”), resulting in the termination of all outstanding shares of Common Stock.

     As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that were not issued under the Registration Statement as of the termination of the offering contemplated by the Registration Statement, the Company hereby removes from registration 160,000 shares of Common Stock of the Company that were registered but not issued under the Registration Statement.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sparks, State of Maryland, on this 11th day of February, 2005.

MARINER HEALTH CARE, INC.
By:	/s/ Harry M. Grunstein
Harry M. Grunstein
President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the dates indicated below.

Signature	Title	Date
/s/ Harry M. Grunstein Harry M. Grunstein	Sole Director, President (Principal Executive Officer)	February 11, 2005
/s/ Boyd P. Gentry Boyd P. Gentry	Senior Vice President and Treasurer (Principal Financial Officer and Principal Accounting Officer)	February 14, 2005